Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	November 12, 2010
For Further Information:	Eloise L. Mackus, Interim CEO
Phone: 330.576.1208
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES IMPROVED RESULTS
FOR THE QUARTER AND YEAR TO DATE PERIODS ENDED SEPTEMBER 30, 2010
Fairlawn, Ohio — November 12, 2010 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $232,000, or $0.08 per diluted common share for the quarter ended September 30, 2010, compared to a net loss of $6.7 million, or $1.66 per diluted common share, for the quarter ended September 30, 2009.
For the nine months ended September 30, 2010, the net loss totaled $5.9 million, or $1.51 per diluted common share, compared to a net loss of $7.7 million, or $1.95 per diluted common share, for the nine months ended September 30, 2009.
The $6.5 million decrease in the net loss for the three months ended September 30, 2010 was due to a $4.2 million decrease in the provision for loan losses and a $2.3 million decrease in income tax expense. Our ongoing assessment of CFBank’s commercial, commercial real estate and multi-family residential loan portfolios resulted in a provision for loan losses totaling $617,000 during the quarter ended September 30, 2010. The decrease in the provision for loan losses for the three months ended September 30, 2010 was primarily due to a $3.5 million decrease in net charge-offs. The provision for loan losses in the quarter ended September 30, 2009 totaled $4.8 million and included a $3.5 million charge-off related to the deterioration in financial condition of a significant commercial loan customer. In the quarter ended September 30, 2009, income tax expense resulted from a $3.8 million valuation allowance to reduce the carrying amount of the deferred tax asset to zero at September 30, 2009. Net loan charge-offs, which totaled $4.1 million and $5.1 million for the three and nine months ended September 30, 2009, respectively, reduced the Company’s near term estimates of future taxable income and the amount of the deferred tax asset, primarily related to net operating loss carryforwards, considered realizable. The reduced estimates of future taxable income resulted in the valuation allowance during the prior year quarter. The Company did not incur a similar charge in the three months ended September 30, 2010.
The $1.8 million decrease in the net loss for the nine months ended September 30, 2010 was primarily due to a $1.7 million decrease in income tax expense. The prior year period included the charge for the valuation allowance related to the deferred tax asset, discussed above.
CFBank remained well-capitalized as of September 30, 2010, and total risk-based capital increased from 10.01% at June 30, 2010 to 10.53% at September 30, 2010.
Eloise L. Mackus, Interim CEO commented, “We are pleased to report improved results for CFBank, with increased liquidity, lowered risk and reduced net loss from last quarter and the same quarter last year. We are diligently working to improve our asset quality, and we are pleased that our level of nonperforming assets to total assets is down from the June 30, 2010 and December 31, 2009 levels. Successful relationships with our commercial clients and a high level of service for all clients continue to be the focus for CFBank. Thanks to the hard work of persons in all areas of CFBank, we made significant progress during the third quarter.”
Mackus added, “CFBank was recently ranked in the top among all Northeast Ohio Small Business Administration lenders and the leading SBA lender based in Summit County. The strength of our communities depends on the strength of local businesses and we are proud that CFBank is a contributor to the health of our region.”

Jerry F. Whitmer, Chairman of the Board, added, “Despite a punishing economic environment, the Bank has taken important steps to restore its financial strength and increase value for Central Federal Corporation’s stockholders. We thank our stockholders for their patience and support. While more work remains, we are confident that we have quality human resources in place to accomplish our goals, both to continue improving asset quality and to increase value for Central Federal Corporation’s stockholders.”
Net interest income
Net interest income totaled $2.1 million for the quarters ended September 30, 2010 and 2009. The average interest rate spread increased 18 basis points (bp) to 3.02% in the third quarter of 2010, compared to 2.84% in the third quarter of 2009. The average cost of average interest-bearing liabilities decreased 74 bp and the average yield on average interest-earning assets decreased 56 bp in the quarter ended September 30, 2010, compared to the quarter ended September 30, 2009. The average cost of average interest-bearing liabilities decreased due to the sustained low market interest rate environment. The average yield on average interest-earning assets decreased due to a decrease in average loan balances and an increase in average securities and other earning asset balances, which provide lower yields than loans. The margin totaled 3.12% in the third quarter of 2010, and was unchanged from the third quarter of 2009 despite the increase in the average interest rate spread. The margin was unchanged due to a $10.6 million decrease in the average balance of interest-earning assets and a $7.2 million increase in the average balance of interest-bearing liabilities during the quarter ended September 30, 2010, compared to the quarter ended September 30, 2009. The decrease in the average balance of interest-bearing assets in the current year quarter was primarily due to a decrease in average loan balances, partially offset by an increase in securities and other earning assets. The increase in the average balance of interest-bearing liabilities in the current year quarter was primarily due to an increase in average deposit balances, partially offset by a decrease in average borrowing balances.
Net interest income for the nine months ended September 30, 2010 totaled $6.5 million and increased $201,000, or 3.2%, compared to the nine months ended September 30, 2009. The increase in net interest income was due to a higher net interest margin for the nine months ended September 30, 2010 compared to the prior year period. Net interest margin increased 18 bp to 3.25% for the nine months ended September 30, 2010, compared to 3.07% for the nine months ended September 30, 2009. The margin improved during the current year period due to a larger decline in funding costs than in asset yields. The average interest rate spread increased 34 bp to 3.09% for the nine months ended September 30, 2010, compared to 2.75% for the nine months ended September 30, 2009. The average cost of average interest-bearing liabilities decreased 82 bp and the average yield on average interest-earning assets decreased 48 bp for the nine months ended September 30, 2010, compared to the nine months ended September 30, 2009. Both the average cost of average interest-bearing liabilities and the average yield on average interest-earning assets decreased due to the sustained low market interest rate environment. The average yield on average interest-earning assets also decreased due to a decline in average loan balances and an increase in average securities and other earning asset balances, which provide lower yields than loans. An increase in noninterest bearing deposits, which totaled $20.3 million at September 30, 2010, and increased 18.9% from $17.1 million at December 31, 2009, had a positive impact on our net interest margin.

Interest income for the quarter ended September 30, 2010 totaled $3.1 million and decreased $495,000, or 13.9%, compared to the prior year quarter. The decrease in interest income was due to a decrease in both the average yield and average balance of interest-earning assets. The average yield on average interest-earning assets decreased to 4.64% in the third quarter of 2010, compared to 5.20% in the third quarter of 2009. The average yield on average interest-earning assets decreased due to a decrease in average loan balances and an increase in average securities and other earning asset balances, which provide lower yields than loans. The average balance of interest-earning assets decreased $10.6 million during the third quarter of 2010, compared to the prior year quarter. Average loan balances decreased $27.3 million in the third quarter of 2010, compared to the third quarter of 2009, as a result of the sale of $10.1 million of portfolio loans, write-offs and repayments in excess of current production. Average other earning asset balances, which are overnight cash investments, increased $14.4 million in the third quarter of 2010, compared to the third quarter of 2009, as a result of management’s decision to strengthen on-balance-sheet liquidity, while average securities balances increased by $2.5 million due to purchases during the period exceeding sales, scheduled maturities and repayments.
Interest income for the nine months ended September 30, 2010 totaled $9.7 million and decreased $1.2 million, or 11.1%, compared to the nine months ended September 30, 2009. The decrease in interest income was due to a decrease in both the average yield and average balance of interest-earning assets. The average yield on average interest-earning assets decreased to 4.87% for the nine months ended September 30, 2010, compared to 5.35% for the nine months ended September 30, 2009. The decrease in average yield on average interest-earning assets was due to a decline in average loan balances and an increase in other earning asset balances, which provide lower yields than loans, as well as a decrease in the average yield on securities. The average balance of interest-earning assets decreased $6.9 million during the nine months ended September 30, 2010, compared to the prior year period. Average loan balances decreased $17.7 million in the nine months ended September 30, 2010, compared to the prior year period, as a result of the sale of $10.1 million of portfolio loans, write-offs and repayments in excess of current production. Average other earning asset balances, which are overnight cash investments, increased $10.3 million during the nine months ended September 30, 2010, compared to the prior year period, as a result of management’s decision to strengthen on-balance-sheet liquidity.
Interest expense for the quarter ended September 30, 2010 totaled $1.0 million and decreased $419,000, or 29.5%, compared to the quarter ended September 30, 2009. The decrease in interest expense was due to a decrease in the average cost of average interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of average interest-bearing liabilities decreased to 1.62% in the third quarter of 2010, compared to 2.36% in the third quarter of 2009. The decrease in cost of average interest-bearing liabilities was due to a decline in both deposit and borrowing costs as a result of the sustained low market interest rate environment. The average balance of interest-bearing liabilities increased $7.2 million during the quarter ended September 30, 2010, compared to the prior year quarter. Average deposit balances increased $16.2 million primarily due to growth in certificates of deposit, money market, saving and interest-bearing checking account balances. Average borrowing balances decreased $9.0 million due to repayment of maturing short- and long-term Federal Home Loan Bank (FHLB) advances.
Interest expense for the nine months ended September 30, 2010 totaled $3.2 million and decreased $1.4 million, or 30.4%, compared to the nine months ended September 30, 2009. The decrease in interest expense was due to a decrease in the average cost of average interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of average interest-bearing liabilities decreased to 1.78% during the nine months ended September 30, 2010, compared to 2.60% during the nine months ended September 30, 2009. The decrease in the cost of average interest-bearing liabilities for the nine months ended September 30, 2010 was due to a decline in both deposit and borrowing costs as a result of the sustained low market interest rate environment. The average balance of interest-bearing liabilities increased $4.0 million during the nine months ended September 30, 2010, compared to the prior year period. Average deposit balances increased $12.4 million primarily due to growth in money market and checking account balances. Average borrowing balances decreased $8.4 million due to repayment of maturing short- and long-term FHLB advances.

Noninterest income
Noninterest income for the quarter ended September 30, 2010 totaled $587,000 and increased $274,000, compared to the quarter ended September 30, 2009. The increase was primarily due to $228,000 in gains on sales of securities and a $74,000 increase in gains on sales of loans, partially offset by a $16,000 decline in service charges on deposit accounts, substantially due to a decline in non-sufficient funds (NSF) fees, and a $12,000 decline in other income.
Noninterest income totaled $1.4 million, and increased $490,000, or 54.4%, for the nine months ended September 30, 2010, compared to $900,000 for the nine months ended September 30, 2009. The increase was primarily due to $468,000 in gains on sales of securities during the current year period. The sales proceeds were reinvested in securities with a 0% total risk-based capital requirement. The gains on sales positively impacted CFBank’s core capital ratio, and reinvestment in 0% risk-weighted assets had a positive impact on CFBank’s total risk-based capital ratio. The increase in noninterest income due to gains on sales of securities was partially offset by a $33,000 decline in service charges on deposit accounts due to a decline in NSF fees and deposit account related processing fees, and a $19,000 decline in other income.
The largest recurring component of noninterest income is net gains on sales of loans. Net gains on sales of loans totaled $244,000 for the third quarter of 2010, and increased $74,000, or 43.5% compared to $170,000 for the third quarter of 2009. Net gains on sales of loans totaled $575,000 for the nine months ended September 30, 2010, and increased $74,000, or 14.8% compared to $501,000 in the period year period. CFBank’s mortgage professionals continue to gain market share by building relationships with local realtors and individual borrowers.
Provision for loan losses
A provision for loan losses is provided based on management’s estimate of probable incurred credit losses in the loan portfolio and the resultant allowance for loan losses (ALLL) required. Based on a review of the loan portfolio as of September 30, 2010, the provision for loan losses totaled $617,000 for the third quarter of 2010, and $7.3 million for the nine months ended September 30, 2010. This compares to a provision of $4.8 million and $6.7 million, respectively, for the quarter and nine months ended September 30, 2009. The decrease in the provision for loan losses for the three months ended September 30, 2010 was primarily due to a $3.5 million decrease in net charge-offs. The provision for loan losses in the quarter ended September 30, 2009 totaled $4.8 million and included a $3.5 million charge-off related to the deterioration in financial condition of a significant commercial loan customer. The level of the provision for loan losses during the current and prior year periods was primarily a result of adverse economic conditions that negatively impacted our borrowers, our loan performance and our loan quality.
The provision for loan losses decreased $5.3 million and totaled $617,000 for the quarter ended September 30, 2010, compared to $5.9 million for the quarter ended June 30, 2010. The decrease was due to a decrease in net charge-offs during the September 30, 2010 quarter. Net charge-offs decreased $2.6 million and totaled $634,000 for the quarter ended September 30, 2010, compared $3.3 million for the quarter ended June 30, 2010. The ratio of the allowance for loan losses to nonperforming loans totaled 94.2% at September 30, 2010 compared to 94.1% at June 30, 2010.
Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $2.5 million, or 19.3%, and totaled $10.7 million at September 30, 2010, compared to $13.2 million at December 31, 2009. The decrease in nonperforming loans was primarily due to $4.5 million in loan charge-offs, a $2.3 million commercial real estate property transferred to foreclosed assets, and, to a lesser extent, loan payments and proceeds from the sale of the underlying collateral of various loans, partially offset by $5.8 million in additional loans that became nonperforming during the nine months ended September 30, 2010. Nonperforming loans totaled 5.02% of total loans at September 30, 2010, compared to 5.56% of total loans at December 31, 2009.

Individually impaired loans totaled $11.3 million at September 30, 2010, and decreased $2.4 million, or 17.7%, from $13.7 million at December 31, 2009. The amount of the ALLL specifically allocated to individually impaired loans totaled $3.0 million at September 30, 2010, compared to $2.0 million at December 31, 2009. Impaired loans totaling $845,000 at September 30, 2010 are not included in nonperforming loans as they are troubled debt restructurings where the borrowers have established a sustained period of repayment performance, the loans are current according to their modified terms, and repayment of the remaining contractual payments is expected.
Net charge-offs totaled $634,000, or 1.18% of average loans on an annualized basis for the quarter ended September 30, 2010, compared to $4.1 million, or 6.91% of average loans on an annualized basis for the quarter ended September 30, 2009. Net charge-offs totaled $4.3 million, or 2.58% of average loans on an annualized basis for the nine months ended September 30, 2010, compared to $5.1 million, or 2.87% of average loans on an annualized basis for the nine months ended September 30, 2009. The net charge-offs in both the current and prior year periods were primarily related to commercial, commercial real estate and multi-family loans and, to a lesser extent, home equity lines of credit.
The ratio of the ALLL to total loans totaled 4.73% at September 30, 2010, compared to 2.98% at December 31, 2009.
Noninterest expense
Noninterest expense for the quarter ended September 30, 2010 totaled $2.2 million and increased $161,000, or 7.8%, compared to the quarter ended September 30, 2009. The ratio of noninterest expense to average assets increased to 3.09% for the quarter ended September 30, 2010, compared to 2.85% for the quarter ended September 30, 2009. The efficiency ratio increased to 91.51% for the quarter ended September 30, 2010, compared to 84.21% for the quarter ended September 30, 2009. The increase in both of these ratios was due to the increase in noninterest expense.
The increase in noninterest expense during the three months ended September 30, 2010 was primarily due to an increase in professional fees and FDIC premiums. Professional fees increased $153,000, and totaled $305,000 for the three months ended September 30, 2010, compared to $152,000 in the prior year quarter. The increase was primarily related to increased legal costs associated with nonperforming loans compared to the prior year quarter. FDIC premiums increased $59,000 and totaled $170,000 for the three months ended September 30 2010, compared $111,000 in the prior year quarter. The increase was primarily related to a higher assessment rate in the current year quarter as well as an increase in deposit balances compared to the prior year quarter.
Noninterest expense for the nine months ended September 30, 2010 and 2009 totaled $6.4 million. The ratio of noninterest expense to average assets increased to 2.99% for the nine months ended September 30, 2010, compared to 2.96% for the nine months ended September 30, 2009, primarily due to a decrease in average assets for the current year period. The efficiency ratio improved to 86.56% for the nine months ended September 30, 2010, compared to 89.62% for the nine months ended September 30, 2009, primarily due to the increase in net interest income in the nine months ended September 30, 2010.

During the nine months ended September 30, 2010 noninterest expense included increases in professional fees and advertising and promotion, offset by a decrease in occupancy and equipment expenses. Professional fees increased $189,000, or 31.8%, and totaled $783,000 for the nine months ended September 30 2010, compared to $594,000 in the prior year period. The increase was primarily related to legal costs associated with nonperforming loans. Advertising and promotion increased $59,000, and totaled $85,000 for the nine months ended September 30, 2010, compared to $26,000 in the prior year period. The increase was due to costs associated with enhancement of marketing and presentation materials related to CFBank’s products and services. Occupancy and equipment expense decreased $252,000, or 61.2%, and totaled $160,000 for the nine months ended September 30, 2010, compared to $412,000 for the prior year period. The decrease was due to the elimination, in consolidation, of rent expense for the Company’s Fairlawn office as a result of the October 2009 acquisition of Smith Ghent LLC, which owns the Fairlawn office building.
Income taxes
Income tax expense totaled $38,000 and $8,000, respectively, for the three and nine months ended September 30, 2010. This compares to an income tax expense of $2.3 million and $1.8 million, respectively, for the same prior year periods. The tax expense during the current year periods is related to the tax impact of securities transactions, offset by the valuation allowance on the tax effect associated with current period vesting of stock compensation awards that were granted in years prior to 2009. The tax expense during the prior year periods is a result of the $3.8 million valuation allowance against the deferred tax asset, discussed previously.
Balance sheet activity
Assets totaled $286.9 million at September 30, 2010 and increased $13.2 million, or 4.8%, from $273.7 million at December 31, 2009. The increase was due to a $31.0 million increase in cash and cash equivalents, an $8.3 million increase in securities available for sale, and a $2.3 million increase in foreclosed assets, partially offset by a $28.4 million decrease in net loan balances.
Cash and cash equivalents totaled $34.0 million at September 30, 2010 and increased $31.0 million from $3.0 million at December 31, 2009. The increase in cash and cash equivalents was a result of building on-balance-sheet liquidity. The increase in liquidity was accomplished primarily through the issuance of brokered deposits, which also served to lock-in the cost of longer-term liabilities at low current market interest rates. During the nine months ended September 30, 2010, $34.5 million in brokered deposits were issued with an average life of 36 months at an average cost of 1.83%. Liquidity was also increased through proceeds from the sales of a $4.3 million auto loan portfolio and $5.8 million in commercial real estate and multi-family loans.
Securities available for sale totaled $29.5 million at September 30, 2010, and increased $8.3 million, or 38.9%, compared to $21.2 million at December 31, 2009 due to purchases during the current year period exceeding sales, scheduled maturities and repayments. A portion of the proceeds from the issuance of brokered deposits and sales of loans used to increase on-balance-sheet liquidity were invested in securities available for sale, which offered higher yields than overnight cash investments.
Net loans totaled $202.7 million at September 30, 2010 and decreased $28.4 million, or 12.3%, from $231.1 million at December 31, 2009. The decrease was primarily due to lower commercial real estate and consumer loan balances and, to a lesser extent, lower multi-family and single-family residential mortgage balances, as well as a $3.0 million increase in the ALLL. Commercial, commercial real estate and multi-family loans, including the related construction loans, decreased $15.6 million, or 8.6%, and totaled $166.1 million at September 30, 2010. The decrease was primarily in commercial real estate loan balances, including the related construction loans, which decreased $13.3 million due to the sale of $4.1 million in loans, the transfer of $2.3 million to foreclosed assets, $2.8 million in net charge-offs, and principal repayments and payoffs in excess of current year originations. Multi-family loans declined by $2.3 million primarily related to the sale of $1.7 million in loans. Consumer loans totaled $18.7 million at September 30, 2010 and decreased $7.4 million, or 28.3%, due to the sale of a $4.3 million auto loan portfolio and repayments of auto loans and home equity lines of credit. Single-family residential mortgage loans, including the related construction loans, totaled $28.0 million at September 30, 2010 and decreased $2.5 million, or 8.2%, from $30.5 million at December 31, 2009. The decrease in mortgage loans was due to current period principal repayments in excess of loans originated for portfolio.

Foreclosed assets totaled $2.3 million at September 30, 2010. There were no foreclosed assets at December 31, 2009. Foreclosed assets consist of approximately 42 acres of undeveloped land located in Columbus, Ohio that had been previously financed for development purposes. This property was acquired by the Bank through foreclosure due to the adverse economic conditions impacting the borrower’s capacity to meet the contractual terms of the loan. There were no other assets acquired by the Bank through foreclosure during the nine months ended September 30, 2010.
Deposits totaled $237.7 million at September 30, 2010 and increased $26.6 million, or 12.6%, from $211.1 million at December 31, 2009. The increase was primarily due to a $23.4 million increase in certificate of deposit accounts and a $3.2 million increase in noninterest bearing checking accounts.
CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS) program, a network of banks that allows us to provide our customers with FDIC insurance coverage on certificate of deposit balances up to $50 million. Customer balances in the CDARS program decreased $6.4 million from December 31, 2009 and totaled $30.7 million at September 30, 2010. The decrease in CDARS balances was due to customers seeking higher short-term yields than were available based on CFBank’s asset/liability management strategies. CDARS balances are considered brokered deposits for regulatory purposes. Not considering CDARS deposits, brokered deposits totaled $42.0 million at September 30, 2010 and increased $25.7 million from the end of 2009. The increase in brokered deposits was based on CFBank’s asset/liability management strategies to build on-balance-sheet liquidity and lock-in the cost of longer-term liabilities at low current market interest rates.
Certificate of deposit accounts increased $23.4 million during the nine months ended September 30, 2010 due to a $25.7 million increase in brokered deposits and a $4.1 million increase in retail certificate of deposit accounts, partially offset by a $6.4 million decrease in CDARS deposits. Retail certificate of deposit accounts increased primarily due to competitive pricing strategies related to maturities of two years and longer.
Noninterest bearing checking account balances increased $3.2 million, or 18.9%, during the nine months ended September 30, 2010 as a result of our continued success in building complete banking relationships with commercial clients.
Long-term FHLB advances totaled $23.9 million at September 30, 2010 and decreased $6.0 million, or 20.0%, from $29.9 million at December 31, 2009 due to repayment of maturing advances in accordance with the Company’s liquidity management program.
Stockholders’ equity totaled $16.6 million at September 30, 2010 and decreased $6.7 million from December 31, 2009. The decrease was due to the $5.9 million net loss, $271,000 in preferred stock dividends related to the Troubled Asset Relief Program Capital Purchase Program, and a $490,000 decrease in unrealized gains in the securities portfolio.

About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has five locations, including four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and one residential mortgage loan origination office in Green, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com
Forward-Looking Information
Statements in this earnings release that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the Company, as defined below, or its management or Board of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. Such differences could be caused by factors including, but not limited to: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates, including the relationship of short-term rates to long-term rates; (iv) the level of delinquencies, defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) statutory and regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this earnings release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations	Three months ended			Nine months ended
($ in thousands, except share data)	September 30,			September 30,
(unaudited)	2010	2009	% change	2010	2009	% change
Total interest income	$3,057	$3,552	-14%	$9,711	$10,926	-11%
Total interest expense	1,001	1,420	-30%	3,245	4,661	-30%

Net interest income	2,056	2,132	-4%	6,466	6,265	3%
Provision for loan losses	617	4,776	-87%	7,303	6,683	9%

Net interest income after provision for loan losses	1,439	(2,644)	-154%	(837)	(418)	100%
Noninterest income
Service charges on deposit accounts	81	97	-16%	225	258	-13%
Net gain on sales of loans	244	170	44%	575	501	15%
Net gain on sale of securities	228	—	n/m	468	—	n/m
Other	34	46	-26%	122	141	-13%

Noninterest income	587	313	88%	1,390	900	54%
Noninterest expense
Salaries and employee benefits	1,113	1,133	-2%	3,226	3,276	-2%
Occupancy and equipment	47	128	-63%	160	412	-61%
Data processing	150	148	1%	469	455	3%
Franchise taxes	75	86	-13%	253	264	-4%
Professional fees	305	152	101%	783	594	32%
Director fees	45	29	55%	97	80	21%
Postage, printing and supplies	24	21	14%	126	133	-5%
Advertising and promotion	30	12	150%	85	26	227%
Telephone	28	26	8%	79	78	1%
Loan expenses	12	15	-20%	55	47	17%
Foreclosed assets, net	—	(1)	n/m	1	(1)	n/m
Depreciation	126	114	11%	390	350	11%
FDIC premiums	170	111	53%	420	447	-6%
Amortization of intangibles	10	—	n/m	30	—	n/m
Other	85	85	0%	251	260	-3%

Noninterest expense	2,220	2,059	8%	6,425	6,421	0%
Loss before income taxes	(194)	(4,390)	-96%	(5,872)	(5,939)	-1%
Income tax expense	38	2,298	-98%	8	1,757	n/m

Net loss	$(232)	$(6,688)	-97%	$(5,880)	$(7,696)	-24%

Net loss attributable to common stockholders	$(335)	$(6,790)	-95%	$(6,187)	$(8,001)	-23%

Share Data
Basic loss per common share	$(0.08)	$(1.66)	-95%	$(1.51)	$(1.95)	-23%
Diluted loss per common share	$(0.08)	$(1.66)	-95%	$(1.51)	$(1.95)	-23%
Average common shares outstanding — basic	4,092,908	4,090,299		4,094,698	4,087,556
Average common shares outstanding — diluted	4,092,908	4,090,299		4,094,698	4,087,556
n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
(unaudited)	2010	2010	2010	2009	2009
Assets
Cash and cash equivalents	$34,015	$13,406	$23,707	$2,973	$9,400
Securities available for sale	29,501	24,282	23,238	21,241	22,824
Loans held for sale	1,875	10,069	1,586	1,775	943
Loans
Single-family residential	28,003	28,423	29,584	30,514	30,386
Commercial, commercial real estate and multi-family	166,089	169,821	180,675	181,629	180,746
Consumer	18,674	20,068	20,602	26,052	27,425

Total loans	212,766	218,312	230,861	238,195	238,557
Less allowance for loan losses	(10,057)	(10,074)	(7,396)	(7,090)	(4,619)

Loans, net	202,709	208,238	223,465	231,105	233,938
Federal Home Loan Bank stock	1,942	1,942	1,942	1,942	1,942
Loan servicing rights	63	72	82	88	91
Foreclosed assets, net	2,348	2,348	—	—	—
Premises and equipment, net	6,661	6,783	6,887	7,003	4,926
Other intangible assets	139	149	159	169	—
Bank owned life insurance	4,111	4,083	4,050	4,017	3,989
Accrued interest receivable and other assets	3,588	3,729	3,488	3,429	2,373

Total assets	$286,952	$275,101	$288,604	$273,742	$280,426

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$20,337	$20,687	$20,171	$17,098	$16,458
Interest bearing	217,390	205,568	214,563	193,990	199,439

Total deposits	237,727	226,255	234,734	211,088	215,897
Short-term Federal Home Loan Bank advances	—	—	—	2,065	—
Long-term Federal Home Loan Bank advances	23,942	23,942	23,942	29,942	30,942
Advances by borrowers for taxes and insurance	93	48	75	161	111
Accrued interest payable and other liabilities	3,484	2,549	1,953	2,104	2,919
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	270,401	257,949	265,859	250,515	255,024
Stockholders’ equity	16,551	17,152	22,745	23,227	25,402

Total liabilities and stockholders’ equity	$286,952	$275,101	$288,604	$273,742	$280,426

Consolidated Financial Highlights	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
(unaudited)	2010	2010	2010	2009	2009	2010	2009

Earnings (loss)
Net interest income	$2,056	$2,181	$2,229	$2,234	$2,132	$6,466	$6,265
Provision for loan losses	$617	$5,938	$748	$3,245	$4,776	$7,303	$6,683
Noninterest income	$587	$293	$510	$477	$313	$1,390	$900
Noninterest expense	$2,220	$2,099	$2,106	$1,841	$2,059	$6,425	$6,421
Net loss	$(232)	$(5,553)	$(95)	$(2,195)	$(6,688)	$(5,880)	$(7,696)
Net loss attributable to common stockholders	$(335)	$(5,655)	$(197)	$(2,297)	$(6,790)	$(6,187)	$(8,001)
Basic loss per common share	$(0.08)	$(1.38)	$(0.05)	$(0.56)	$(1.66)	$(1.51)	$(1.95)
Diluted loss per common share	$(0.08)	$(1.38)	$(0.05)	$(0.56)	$(1.66)	$(1.51)	$(1.95)

Performance Ratios (annualized)
Return on average assets	(0.32%)	(7.74%)	(0.13%)	(3.13%)	(9.26%)	(2.74%)	(3.55%)
Return on average equity	(5.52%)	(106.84%)	(1.62%)	(35.45%)	(89.50%)	(38.50%)	(32.30%)
Average yield on interest-earning assets	4.64%	4.86%	5.12%	5.31%	5.20%	4.87%	5.35%
Average rate paid on interest-bearing liabilities	1.62%	1.82%	1.91%	2.20%	2.36%	1.78%	2.60%
Average interest rate spread	3.02%	3.04%	3.21%	3.11%	2.84%	3.09%	2.75%
Net interest margin, fully taxable equivalent	3.12%	3.23%	3.39%	3.37%	3.12%	3.25%	3.07%
Efficiency ratio	91.51%	84.44%	83.87%	67.69%	84.21%	86.56%	89.62%
Noninterest expense to average assets	3.09%	2.92%	2.97%	2.63%	2.85%	2.99%	2.96%

Capital
Core capital ratio (1)	6.58%	6.87%	8.44%	8.87%	9.46%	6.58%	9.46%
Total risk-based capital ratio (1)	10.53%	10.01%	12.22%	11.72%	12.67%	10.67%	12.67%
Tier 1 risk-based capital ratio (1)	9.25%	8.73%	10.97%	10.46%	11.42%	9.42%	11.42%
Tangible capital ratio (1)	6.58%	6.87%	8.44%	8.87%	9.46%	6.58%	9.46%
Equity to total assets at end of period	5.77%	6.23%	7.88%	8.48%	9.06%	5.77%	9.06%
Tangible equity to tangible assets	5.72%	6.18%	7.83%	8.43%	9.06%	5.72%	9.06%
Book value per common share	$2.30	$2.47	$3.83	$3.95	$4.49	$2.30	$4.49
Tangible book value per common share	$2.27	$2.43	$3.79	$3.91	$4.49	$2.27	$4.49
Period-end market value per common share	$0.95	$1.54	$1.19	$1.50	$2.65	$0.95	$2.65
Period-end common shares outstanding	4,121,798	4,092,839	4,098,671	4,099,587	4,100,337	4,121,798	4,100,337
Average basic common shares outstanding	4,092,908	4,095,993	4,095,217	4,092,903	4,090,299	4,094,698	4,087,556
Average diluted common shares outstanding	4,092,908	4,095,993	4,095,217	4,092,903	4,090,299	4,094,698	4,087,556

Asset Quality
Nonperforming loans	$10,676	$10,705	$14,066	$13,234	$12,265	$10,676	$12,265
Nonperforming loans to total loans	5.02%	4.90%	6.09%	5.56%	5.14%	5.02%	5.14%
Nonperforming assets to total assets	4.54%	4.74%	4.87%	4.83%	4.37%	4.54%	4.37%
Allowance for loan losses to total loans	4.73%	4.61%	3.20%	2.98%	1.94%	4.73%	1.94%
Allowance for loan losses to nonperforming loans	94.20%	94.11%	52.58%	53.57%	37.66%	94.20%	37.66%
Net charge-offs	$634	$3,272	$430	$789	$4,102	$4,336	$5,132
Annualized net charge-offs to average loans	1.18%	5.84%	0.74%	1.32%	6.91%	2.58%	2.87%

Average Balances
Loans	$204,958	$216,491	$226,913	$233,146	$233,041	$216,121	$234,429
Assets	$287,829	$287,152	$284,005	$280,357	$289,025	$286,329	$288,779
Stockholders’ equity	$16,823	$20,789	$23,472	$24,770	$29,889	$20,361	$31,770

(1)	Regulatory capital ratios of CFBank